Exhibit 99.1

NEWS RELEASE

Gray Television Announces Commencement of Proposed $1.6 Billion Refinancing Process and a Further Increase to its Revolving Credit Facility

Atlanta, Georgia – May 15, 2024. . . Gray Television, Inc. (“Gray,” the “Company,” “we,” or “our”) (NYSE: GTN) announced today the commencement of a refinancing process for its existing $1.15 billion term loan due 2026 and up to $450 million of its 5.875% senior notes due 2026, with the goal of extending a significant portion of its near-term debt maturities. Overall, the Company is targeting refinancing that outstanding debt with approximately $750 million of new senior secured term loans maturing in 2029 and approximately $750 million of additional senior secured debt, together with cash on hand and borrowings of approximately $100 million under its revolving credit facility due 2027.

In addition, Gray announced that it has received commitments to increase its revolving credit facility maturing on December 31, 2027, from $552.5 million to $680 million. Upon closing of this upsized revolver, Gray intends to terminate a separate $72.5 million revolving credit facility maturing on December 1, 2026. Upon completion of these latest revolver transactions, and in combination with the February 2024 upsizing and extension of its revolver, Gray will have increased its total capacity under, and extended, its revolver from $500 million with varying maturity dates in 2026, to $680 million with a maturity date of December 31, 2027, reflecting strong support from our banking partners.

The terms of the proposed refinancing transactions will be disclosed upon completion of the transactions. The proposed refinancings will be subject to market and customary closing conditions, and no assurance can be provided about the timing, terms, or interest rate associated with the planned refinancing, or that the refinancing transactions will be completed.

Forward-Looking Statements:

This press release contains certain forward-looking statements tat are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to complete its proposed refinancing and revolver transactions on the terms and within the timeframe currently contemplated, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets. Its television stations serve 114 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 79 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Jeff Gignac, Executive Vice President, Finance, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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